Exhibit 99.1

Contact: Kendra Kimmons Managing Director of Communications 225-299-3708 kendra.kimmons@amedisys.com

Amedisys Brings In David B. Pearce As New Chief Compliance Officer

BATON ROUGE, La., June 17, 2016 – David B. Pearce will join Amedisys, Inc. (NASDAQ: AMED), as Senior Vice President and Chief Compliance Officer, effective July 5.

In his new role, Pearce will apply his expertise to manage and oversee the ethics and compliance programs at Amedisys. He will be responsible for developing and supervising policies, procedures and practices designed to promote ethical behavior and compliance with federal and state healthcare laws and regulations. He will also identify and assess any compliance vulnerability and risk within the organization.

“The cornerstone of our compliance program is to maintain the highest possible standards of integrity,” stated Paul Kusserow, President and Chief Executive Officer of Amedisys. “It’s important to our company to always do what’s right for our patients, our employees and referral sources in the communities we serve. That’s why we’re excited to welcome David, whose distinction as a legal counsel and depth of healthcare compliance experience will be a credit to Amedisys.”

Most recently, Pearce served as Senior Vice President and Chief Counsel for Kindred’s (KND) at Home division, a $2.5 billion home health, hospice and community care services business with approximately 700 locations and 42,000 employees nationwide.

Previously, Pearce was General Counsel and Chief Compliance Officer for Extendicare Health Services, Inc. (TSE: EXE). He has also performed in general counsel, compliance, and legal roles for organizations such as Vencor (the predecessor to Kindred), law firm Sturgill, Turner, Barker and Moloney in Lexington, Kentucky, and Atlanta, Georgia-based law firm Arnall Golden and Gregory. He began his legal career as a Staff Judge Advocate for the United States Navy, where he also served as general counsel for two high-ranking officers.

Pearce received his Bachelor of Science degree from the University of Kentucky and earned his Juris Doctor from Northern Kentucky University.

About Amedisys

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 2,200 hospitals and 61,900 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With more than 16,000 employees, in 421 care centers in 34 states, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 340,000 patients in need every year. For more information about the Company, please visit: www.amedisys.com.

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